Exhibit 21

Subsidiaries of the Company

1.  Misonix Limited, a United Kingdom corporation

2. Fibra-Sonics (NY) Inc., a New York corporation

3. Hearing Innovations, Incorporated, a Delaware corporation

4. Misonix Urology Services Limited (formerly, UKHIFU Limited), a United Kingdom corporation